Exhibit 10.29

KONA GRILL, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of October 24, 2011 (the “Effective Date”), is made by and between Kona Grill, Inc., a Delaware corporation (referred to throughout this Agreement as the “Company”), and Michael Nahkunst, a resident of Texas (referred to throughout this Agreement as the “Executive”).

Recitals

WHEREAS, the Company desires to employ Executive as Chief Executive Officer and President, and Executive desires to accept employment upon the terms and conditions set forth herein;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.           Definitions.

1.1           “Board” means the Board of Directors of the Company.

1.2           “Cause” means (a) Executive engages in gross misconduct or gross negligence in the performance of Executive’s duties for the Company or any of its subsidiaries, (b) Executive embezzles or willfully misappropriates for his personal use, assets of the Company or any of its subsidiaries, (c) Executive commits an offense that, if convicted, would constitute a felony involving moral turpitude, (d) Executive’s violation of Executive’s obligations in Section 8, and/or breach of any restrictive covenant set forth in Section 9 of this Agreement, or (e) Executive’s willful and material failure to follow the lawful and reasonable instructions of the Board; that in each such case (except with regard to (c), is not cured within 30 calendar days after Executive’s receipt of written notice from the Board of the alleged cause.  No such cure period will be available for a second violation of (a), (b), (d), or (e) in connection with the same or similar conduct by Executive).

1.3           “Change in Control” means:

(a)           a merger, consolidation, statutory exchange or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion , by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)           any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders;

(c)           the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale, transfer or disposition by the Company of all or a substantial portion of the Company’s assets to another person or entity which is not a wholly-owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company).

1.4           “Disability” means if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with reasonable accommodations, unless any such accommodations would impose an undue hardship on the Company’s business. The written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company will determine if Executive has a Disability.

1.5           “Good Reason” means (a) any material reduction in the amount or type of compensation paid to the Executive or material reduction in benefits inconsistent with benefit reductions taken by other members of Company’s senior management, both as described in this Agreement; (b) the Board requests Executive to engage in actions that would constitute illegal or unethical acts; (c) the Board requiring the Executive to be based at any office or location other than facilities within 50 miles of Phoenix after Executive relocates to the Phoenix area; or (d) any material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement, which is not remedied by Company within 30 days after receipt of notice thereof given by the Executive.

2.           Employment. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs Executive as the Chief Executive Officer and President of the Company, and Executive shall be a member of the Board.

3.           Employment Term. This Agreement shall have a term of three years beginning on the Effective Date (the “Employment Period”).  The Executive’s employment under this Agreement shall be at-will. During the term of this Agreement, Executive’s employment may be terminated by the Company with or without Cause, with or without notice, (except where notice is required in other provisions of this Agreement) and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 6 of this Agreement, and Executive may resign or otherwise terminate his employment with the Company at any time, with or without Good Reason, with or without notice. Nothing in writing given to Executive, including this Agreement, and nothing promised verbally, shall obligate the Company to continue to employ Executive for any specified duration or period. Executive is requested, as a matter of professional courtesy, but is not required, to provide the Company with three weeks’ notice of resignation.  Notwithstanding the provisions of this Section, the provisions of Sections 8, 9 and 10 shall survive the termination of Executive’s employment and remain in full force and effect thereafter.

4.           Positions, Responsibilities and Duties.

4.1           Positions. During the period of Executive’s employment with the Company , Executive shall be employed and serve as the President and Chief Executive Officer of the Company and as a member of the Board. In such positions, Executive shall have the duties, responsibilities and authority normally associated with the office and position of President and Chief Executive Officer and member of the Board of a publicly-held corporation. Executive shall report to the Board. All other employees of the Company shall report to Executive and/or his designees.  In the event that Executive is no longer employed as an executive officer of the Company, Executive shall immediately resign his position as a director and any and all committees or any subsidiaries of the Company upon written request of the independent Board made within 10 business days of Executive no longer being an executive officer of the Company.

4.2           Duties. During the Employment Period, Executive shall have complete responsibility for and authority over all day-to-day operations of the Company. Additionally, during the Employment Period, Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder, to serve on corporate, civic or charitable boards or committees or with respect to the restaurant industry, to the extent consented to by the Board in writing, including, without limitation, Executive continuing to be an advisor to the two restaurants located in Charleston, South Carolina known as “Southend Brewing & Smokehouse” and “Amen Street” and continuing to be an advisory board member of FOBOH.com.

5.           Compensation and Other Benefits.

5.1           Annualized Base Salary. During the Employment Period, Executive shall receive an annualized base salary payable in accordance with the Company’s normal payroll practices of $350,000 per year, which the Board will review for consideration of an increase on or before each annual anniversary date during the Employment Period and which the Board may, in its sole discretion, increase each year (but not decrease without Executive’s consent, except if salary reduction is imposed on all the employees of the Company as part of a general reduction) (“Base Salary”).

5.2           Annual Incentive Bonus.

(a)           In each calendar year during the Employment Period, beginning in calendar year 2012, Executive shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Board (the “Incentive Bonus”), subject to the attainment of certain objectives, which shall be established in writing by the Executive and the Board prior to each Bonus Period. Notwithstanding the foregoing, Executive shall be eligible to receive an annual incentive bonus pursuant to objectives previously established by the Board for calendar year 2011 prorated from June 3, 2011, the initial date of Executive’s employment with the Company prior to the Effective Date.  Any payments made under this Section 5.2(a), shall be paid within 3 1/2 months of the end of the Bonus Period; the Incentive Bonus is not subject to forfeiture after the conclusion of the Bonus Period.

(b)           For the Bonus Period in which the Executive’s employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata payment of the portion of the discretionary Incentive Bonus that would have been earned for such year (determined at the end of the calendar year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which Executive is terminated, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures.

(c)           The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

(d)           Any bonuses payable pursuant to this Section 5.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable under the Agreement is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board or provided under this Agreement, the Bonus Period shall be the fiscal year of the Company.

5.3           Stock Options. Executive shall be granted 170,000 stock options (“Stock Options”) pursuant to a stock option agreement dated as of the date hereof (the “Stock Option Agreement”), which shall vest 25% each year over a four-year period beginning on the first anniversary date of the date of grant.  Upon the occurrence of termination without Cause under Section 6.3 or if Executive terminates this Agreement for Good Reason under Section 6.5 hereof during the term of this Agreement, all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable.  Notwithstanding the foregoing, if any such termination without Cause or for Good Reason occurs before the first anniversary of this Agreement, all unvested Stock Options scheduled to vest over a period of twenty-four (24) months following the date of termination shall immediately vest and be immediately exercisable.  The Stock Option Agreement shall also provide that after the three year term of this Agreement expires, to the extent Executive is terminated without Cause or the Executive terminates for Good Reason (as defined therein) all unvested Stock Options shall immediately vest and be immediately exercisable.  Upon the occurrence of a Change of Control, all unvested Stock Options shall immediately vest and be immediately exercisable.  All or any portion of the vested Stock Options may be exercised at any one or more times by Executive during the Employment Period and for a period of three (3) months following the Employment Period, except as otherwise is provided in the Stock Option Agreement.

5.4           Relocation Expenses. Executive shall relocate his residency to the Phoenix area by February 1, 2012.  The Company shall reimburse Executive for the actual documented out-of-pocket costs that he incurs in connection with his relocation to the Phoenix, Arizona metropolitan area up to a maximum of $25,000, such costs to be comprised of the costs for using a full service moving company.  The Company shall also reimburse Executive for the actual documented out-of-pocket costs that he incurs in connection with terminating his residential lease in the Austin area up to a maximum of $12,000.

5.5           Temporary Housing Reimbursement. Prior to relocating to the Phoenix area within the next three months, the Company shall reimburse Executive for temporary housing, travel and other expenses consistent with past practices.

5.6           Professional Expenses. The Company will reimburse Executive up to $5,000 for actual documented and itemized professional expenses (legal, tax, and accounting) that he incurs in connection with this Agreement and his acceptance as an employee of the Company.

5.7           Treatment of Allowances and Expenses. The allowances and reimbursed expenses set forth in Sections 5.4, 5.5, and 5.6 will be subject to required payroll deductions and withholdings to the extent required by law, and will not be considered by the Company part of Executive’s Base Salary, including but not limited to for such purposes as determination of the Incentive Bonus or the severance benefits described in Section 6 below.

5.8           Vacation.  Executive shall be entitled to two (2) weeks of paid vacation for 2011.  Executive shall thereafter be entitled to four (4) weeks of paid vacation per each calendar year earned ratably over each calendar year during the Employment Period, to be taken at such times as Executive shall determine and provided that no vacation time shall unreasonably interfere with the duties required to be rendered by Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year nor may any accrued but unused vacation be converted to cash compensation. Any earned but unused vacation time will be paid out to Executive at the time of his termination in accordance with applicable law.

5.9           Benefit Plans. During the Employment Period, Executive shall be eligible to participate in all pension, 401(k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executive officers. During the Employment Period, Executive, Executive’s spouse, if any, and his eligible dependents, if any, shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Benefit Plans”). The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.” The Company reserves the right to modify, suspend or discontinue any Benefit Plans at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company.

5.10           Expense Reimbursement.  During and in respect of the Employment Period, Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by Executive in performing his duties and responsibilities hereunder, including travel, entertainment, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

5.11           Life Insurance.  Executive agrees to cooperate with the Company in obtaining at the Company’s sole expense all life insurance as the Board or any lender deems necessary.

5.12           Directors & Officers Insurance.  At all times during the Employment Period, Executive shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Executive’s acts or omissions undertaken during the course and scope of his employment and maintains coverage of Executive for at least five (5) years following the Employment Period.

6.           Termination.  Upon the occurrence of any termination of Executive’s employment as Chief Executive Officer, Executive shall, upon written request of the independent Board, resign as a member of the Board as provided in Section 4.1 hereof.

6.1           Termination Due to Death.  Upon Executive’s death, Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary earned but unpaid as of the date of death; (b) a pro-rata payment of the portion of the discretionary Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which Executive is terminated by the Company due to death, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; (c) any other payments and/or benefits which Executive or Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement; and (d) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of death.

6.2           Termination Due to the Executive’s Disability.  If Executive’s condition meets the definition of Disability above, the Company may terminate Executive’s employment upon written notice. If terminated by the Company as herein provided, the Company shall pay to Executive:

(a)           any Base Salary earned but unpaid as of the date of  Executive’s termination due to Disability and for 180 days after said termination as salary continuation;

(b)           a pro-rata payment, for the year of termination, equal to the Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures;

(c)           any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement; and

(d)           all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of Disability.

6.3           Termination by the Company Without Cause.  At any time, the Company shall have the right to terminate Executive’s employment without cause by providing written notice to the Executive.

6.3.1           Upon any termination pursuant to this Section 6.3, Executive shall be entitled to (a) Base Salary earned but unpaid as of the date of the Executive’s termination and (b) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement, including, without limitation, a cash payment for all earned but unused vacation time. Additionally, upon execution of a general release of claims against the Company and after the expiration of any applicable rescission or revocation period: Executive will receive (i) Base Salary in effect at the time of the termination for a period of six (6) months (the “Continuation Period”) following the termination of Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to Executive, (ii) continuation at the Company’s then share of the expense for the lesser of (A) the Continuation Period, or (B) until Executive obtains comparable replacement coverage, of medical and dental benefits in effect under COBRA as of the date of termination of employment, (iii) a pro-rata payment for the year of termination equal to the discretionary Incentive Bonus multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive’s employment is terminated rounded to the end of the quarter in accordance with 5.2(b), and the denominator of which is 365, such payment shall be made at the time of termination in accordance with the Company’s normal payroll procedures; and (iv) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable. Notwithstanding the foregoing, if any such termination without Cause or for Good Reason occurs before the first anniversary of this Agreement, all unvested Stock Options scheduled to vest over a period of twenty-four (24) months following the date of termination shall immediately vest and be immediately exercisable.  In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under no circumstances may the time or schedule of any payment made, or benefit provided, pursuant to this Section 6.3.1 be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations or other guidance issued pursuant to Section 409A of the Code. In addition, Executive does not have any right to make any election regarding the time or form of any payment due under this Section 6.3.1 or any other provision of this Agreement.

6.4           Termination by the Company for Cause or Termination by the Executive without Good Reason.  The Executive shall have the right to terminate his employment hereunder without Good Reason.  The Company may terminate Executive’s employment hereunder for Cause. In either such event, Executive shall be entitled only to: (a) any Base Salary earned but unpaid through the date of such termination; (b) any other earned and vested payments and/or benefits that Executive is entitled to receive under any of the Benefit Plans.

6.5           Termination by the Executive for Good Reason.  Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefore.  The Company will have 30 days in which to cure the reason(s) provided by the Executive.  At the end of the 30-day period, if the Company has not cured the Good Reason cause of the Executive’s termination, the Executive’s employment will terminate following a reasonable transition period specified by the Company not to exceed 30 days.  A termination by the Executive for Good Reason shall be treated as a Termination by the Company Without Cause and the provisions of Section 6.3.1 of this Agreement shall apply.

7.           Successors.

7.1           The Executive.  This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

7.2           The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

8.           Confidential Information.

8.1           Non-Disclosure. Executive acknowledges that the Company continually develops Confidential Information (as defined below), that Executive will obtain Confidential Information during employment with the Company, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information obtained from the Company and shall not use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of the regular duties and responsibilities of Executive for the Company) any Confidential Information obtained by Executive during employment with the Company, or other association with the Company. Executive understands that this restriction shall continue to apply for one year after Executive’s employment terminates, regardless of the reason for such termination.

8.2           “Confidential Information.”  For purposes of this Agreement, “Confidential Information” means any and all information of the Company or concerning the business or affairs of the Company that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes, without limitation, such information relating to: (i) the development, research, testing, marketing, strategies, and financial activities of the Company, (ii) the products and services, present and in contemplation, of the Company, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company, (iv) the costs, financial performance and strategic plans of the Company, (v) the people and organizations with whom the Company has or had business relationships and the substance of those relationships. Confidential Information also includes all information that the Company received belonging to others with any understanding, express or implied, that it would not be disclosed.

8.3           Documents.  All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

9.           Restrictive Covenants.  In return for the Company’s (i) promise to grant Executive access to certain of the Company’s Confidential Information, and (ii) the Company’s actual grant to Executive of access to certain of its Confidential Information, (iii) the opportunity for employment as the Company’s Chief Executive Officer and President, and (iv) the valuable pay and benefits in this Agreement that are intended, in part, to reward Executive for developing and protecting the Company’s Confidential Information, Executive makes the following commitments.

9.1           Non-Solicitation. During the Employment Period and for a period of six months after any termination of employment hereunder for any reason, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationships between the Company and any such employee of the Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company; or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company within twenty-four (24) months of Executive’s last day of employment to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company.

9.2           Non-Competition. During the Employment Period and for a period of six months after any termination of employment hereunder for any reason (other than a termination of Executive’s employment by the Company for Cause), Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any business involving a chain of restaurants in the upscale/polished casual dining segment operating on a national or regional level.  Notwithstanding the foregoing, Executive will continue to be an advisor to the two restaurants located in Charleston, South Carolina known as “Southend Brewing & Smokehouse” and “Amen Street” and continue to be an advisory board member of FOBOH.com.  Nothing in this Section 9.2 will prohibit Executive from acquiring through market purchases and owning, solely as an investment, less than 5% in the aggregate of the equity securities of any class of any issuer whose shares are listed for trading on any nationally recognized stock exchange, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Executive is neither involved in the management or conduct of the business affairs of such issuer nor a member of any “control group” (within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission) of any such issuer. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

9.3           Notification of Restrictive Covenants. Executive acknowledges that the Company may serve notice upon any party in the restaurant or food service industries with whom Executive accepts employment, consulting engagement, engagement as an independent contractor, partnership, joint venture or other association if the Company reasonably believes that Executive’s activities may constitute a violation of Executive’s obligations under Section 9.1 or 9.2 above. Such notice may inform the recipient that Executive is party to this Agreement and may include a copy of this Agreement or relevant portions thereof.

9.4           Injunctive Relief.  Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 9 of this Agreement.  Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Company has an adequate remedy at law.

9.5           Special Severability.  The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 9 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10.           Miscellaneous.

10.1           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, applied without reference to principles of conflict of laws.

10.2           Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.3           Indemnification.  The Company agrees that if Executive is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent while serving as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company (unless the Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive agrees to fully cooperate with the Company should any Proceeding commence.

10.4           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Kona Grill, Inc.
7150 East Camelback Road, Suite 220
Scottsdale, AZ 85251
Attn: Mark Robinow

If to the Executive:

Michael Nahkunst
3900 Texas Wildlife Trail
Austin, TX 78735

or to such other address as (a) indicated in the Company’s employment records, or (b) any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.5           Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

10.6           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.7           Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.8           Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

10.9           Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

10.10           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

10.11           Attorneys’ Fees and Costs.  In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with any court proceeding.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

KONA GRILL, INC.

By:	/s/ Anthony Winczewski
Anthony Winczewski, Member of
Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Michael Nahkunst
Michael Nahkunst

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